                                                                    EXHIBIT 99.1


News Release
------------

           Media Contact:  Leon L. Judd
                           (219) 273-7631

Analyst/Investor Contact:  Joseph A. Rainis
                           (219) 273-7158

             NATIONAL STEEL REPORTS IMPROVED FIRST QUARTER EARNINGS

Mishawaka, IN, April 21, 1997--National Steel Corporation (NYSE: NS) today reported net income for the first quarter of 1997 totaling $25.9 million, or $0.53 per common share, compared to a loss of $15.6 million, or $0.42 per share, for the first quarter of 1996.

Operating income also increased in the first quarter of 1997, totaling $36.7 million as compared to a loss from operations of $12.2 million for the same period in 1996. Net sales for the quarter rose 11% from the year-earlier period to $758 million in the first quarter of 1997, while shipments set a first quarter record of 1.52 million net tons, or an increase of 6%.

"Our performance improved during the first quarter despite higher natural gas prices and a less favorable product mix as well as costs associated with the upgrade of a coating line at the Midwest Division. We ended the quarter very strong and expect demand for our products to remain robust in the second quarter," said National Steel Chairman and Chief Executive Officer Osamu Sawaragi.

"Our operating profit per ton shipped of $28 was our best in nearly two years. Operational stability was a key to our performance and I am very encouraged by the efforts of our employees in achieving these results," concluded the chief executive.

                                     -more-

Last week, the Company announced the proposed sale of its coke oven battery at its Great Lakes Division, a transaction which is expected to generate unrestricted proceeds of approximately $225 million of which $157 million of the proceeds will be used to repay the outstanding indebtedness on the coke battery. Along with the sale of its minority equity interest in Iron Ore Company of Canada, a transaction which generated proceeds of approximately $85 million, the Company's balance sheet has been strengthened considerably. Both transactions represent the continuation of a strategy to deploy assets more effectively.

All statements contained in this release, other than historical information, are forward-looking statements. A variety of factors could cause business conditions and the Company's actual results and experience to differ materially from those expected by the Company or expressed in the Company's forward-looking statements. Additional information concerning these factors is available in the Company's most recent report on Form 10-K for the year ended December 31, 1996.


Headquartered in Mishawaka, Indiana, National Steel is the nation's fourth largest integrated steel company, with annual shipments of approximately six million tons of flat rolled products. National employs approximately 9,500 people.

The company's consolidated income statement and condensed balance sheets and cash flows follow:

National Steel Corporation
Statements of Consolidated Income (Unaudited)
(In millions, except per share data)


                                                                 Three Months
                                                               Ended March 31,

                                                                1997      1996
                                                            -------------------

Net Sales                                                     $ 757.6   $ 682.1

Cost of products sold                                           654.3     628.9
Selling, general and administrative                              31.6      31.4
Depreciation, depletion and amortization                         35.1      36.3
Equity income of affiliates                                      (0.1)     (2.3)
                                                            -------------------
Income (Loss) from Operations                                    36.7     (12.2)

Financing costs (net)                                             8.2       8.8
                                                            -------------------

Income (Loss) before Income Taxes                                28.5     (21.0)

Income tax provision (credit)                                     2.6      (5.4)
                                                            -------------------

Net Income (Loss)                                                25.9     (15.6)
Less preferred stock dividends                                    2.7       2.7
                                                            -------------------

   Net Income (Loss) Applicable to Common Stock               $  23.2    ($18.3)
                                                            ===================

PER SHARE DATA APPLICABLE TO COMMON STOCK:

Net Income (Loss) Applicable to Common Stock                  $  0.53    ($0.42)
SFAS 106 transition obligation                                   0.10      0.10
                                                            -------------------
Adjusted Net Income (Loss) per Weighted Average
  Common Outstanding Shares                                   $  0.63    ($0.32)
                                                            ===================


Weighted Average Shares Outstanding (in thousands)             43,288    43,288


Operating Statistics (in thousands of tons)
   Shipments                                                    1,521     1,436
   Production                                                   1,634     1,666


NATIONAL STEEL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In millions)

                              March 31,   December 31,                             March 31,    December 31,
                                1997          1996                                   1997           1996
                              ---------   ------------                             ---------    ------------

Assets                                                         Liabilities and
                                                                Stockholders'
                                                                   equity

Cash and cash equivalents     $  135.0      $  109.0        Current liabilities     $  574.1      $  573.8
Receivables - net                288.1         279.9        Long term debt             453.9         470.3
                                                            Other long term
Inventories                      411.8         436.0        liabilities                857.2         847.5
                              --------      --------                                --------      --------
  Total current assets           834.9         824.9        Total liabilities        1,885.2       1,891.6

Property, plant and                                         Redeemable
  equipment - net              1,463.9       1,455.5        preferred stock             63.1          63.5
Other assets                     264.6         266.6        Stockholders' equity       615.1         591.9
                              --------      --------                                --------      --------
                                                            Total Liabilities
  Total Assets                $2,563.4      $2,547.0        and Equity              $2,563.4      $2,547.0
                              ========      ========                                ========      ========


CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In millions)

                                          Three Months Ended March 31,
                                           1997                   1996
                                          ----------------------------

         Cash from operations             $ 90.7                $ 61.0

         Investing Activities:
         Purchases of property, plant
           and equipment (net)             (43.3)                (31.2)

         Financing Activities:
         Repayment of debt                 (15.6)                (15.0)
         Preferred stock dividends          (1.2)                 (1.0)
         Other                              (4.6)                 (5.8)
                                           -----                ------
                                           (21.4)                (21.8)
                                           -----                ------
         Increase in Cash
           and Cash Equivalents             26.0                   8.0

         Cash and Cash Equivalents,
           Beginning of the Period         109.0                 127.6
                                           -----                ------

         Cash and Cash Equivalents,
           End of the Period              $135.0                $135.6
                                          ======                ======
